      1                                              DRAFT  3/14/94



                            NIAGARA MOHAWK POWER CORPORATION

                    300 ERIE BOULEVARD WEST, SYRACUSE, NEW YORK 13202


    To the Shareholders of
    Niagara Mohawk Power Corporation

         You are cordially invited to attend the Annual Meeting of your Corporation to be held at 10:30 a.m. on Tuesday, May 3, 1994 at the ONONDAGA COUNTY CONVENTION CENTER, 800 SOUTH STATE STREET,
    SYRACUSE, NEW YORK 13202-3017.

         Please note that in addition to electing directors, shareholders will be asked to consider and approve a proposal to amend the Corporation's Certificate of Incorporation to authorize an additional 35,000,000 shares of Common Stock. Approval of this proposal will enable the Corporation to continue the permanent equity financing necessary to improve the Corporation's capital structure and sustain its current construction program and future growth. The Corporation has also received for shareholder consideration an advisory proposal under which the Corporation would prepare a report on carbon dioxide emissions and related regulations.

         For the reasons set forth in detail in the proxy statement, which you are uged to read, your Board of Directors has unanimously approved and recommends you vote FOR Proposals 1 and 2 and AGAINST Proposal 3.

         It is earnestly requested that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting. Last year, proxies were received from over 62,000 shareholders representing 87% of the outstanding stock. We are hopeful that an equally fine response will be forthcoming this year.

         Prompt return of your voted proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

         We are grateful for your assistance and express our appreciation in advance.
                                    Sincerely yours,


                                    William E. Davis
                                    Chairman of the Board and Chief
                                    Executive Officer








    March 28, 1994

                          NOTICE OF ANNUAL MEETING


         Please take notice that the Annual Meeting of Shareholders of Niagara Mohawk Power Corporation will be held at the Onondaga County Convention Center, 800 South State Street, Syracuse, New York 13202-3017 on Tuesday, May 3, 1994 at 10:30 a.m. for the following purposes:

         (1) To elect five directors to serve in Class III for a term expiring at the 1997 Annual Meeting;

         (2)  To act upon the proposal to amend the Corporation's
              Certificate of Incorporation to increase the number of authorized shares of Common Stock from 150,000,000 shares to 185,000,000 shares;

         (3) To consider and act upon a shareholder proposal relating to a company report on carbon dioxide and emissions and related regulations; and

         (4) To transact such other business as may be properly brought before the meeting or any adjournment thereof.

         Shareholders entitled to vote at the meeting are the holders of the Common Stock of record at the close of business on March 15, 1994.


                             By order of the Board of Directors


                             Harold J. Bogan
                             Secretary


    Dated: March 28, 1994

                                PROXY STATEMENT

                       Niagara Mohawk Power Corporation
                300 Erie Boulevard West, Syracuse, New York  13202


         The accompanying proxy is solicited by the Board of Directors and is revocable at any time before it is exercised. The expenses incurred in connection with this solicitation will be borne by the Corporation. The firm of D. F. King & Co., Inc., New York, New York, has been engaged to aid in the solicitation of proxies for a fee of $10,500. Directors, officers or employees of the Corporation may solicit proxies in person, by telephone or by mail but without extra compensation. Upon request, brokerage houses or other nominees or fiduciaries will be reimbursed by the Corporation for the expense of forwarding proxy material to beneficial owners of stock.

         The Annual Report for 1993 was mailed to shareholders starting on or about March 21. This proxy statement and form of proxy are first being sent or given to the holders of Common Stock on or about March 28, 1994.

         As of the close of business on March 15, 1994, the record date for the Annual Meeting of Shareholders, there were 142,596,892 shares of Common Stock issued and outstanding. Holders of Common Stock on the record date are entitled to one vote for each share held and may not cumulate their votes for the election of directors. A plurality of the votes cast at the meeting is required for the election of Directors. An affirmative vote of a majority of the votes cast at the meeting is required for approval of all other items submitted to the shareholders for their consideration. An automated system administered by the Corporation's Inspectors of Election tabulates the votes. Abstentions and proxies returned by brokers as "non-votes" for any item will not be counted as voting with respect to such item, but are counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.


    (1).      PROPOSAL TO ELECT FIVE CLASS III DIRECTORS

         The Corporation's Certificate of Incorporation, as amended, provides for classification of the Directors into three classes, composed of as nearly equal a number of Directors as possible. One class of Directors is elected at each Annual Meeting of Shareholders to hold office for a term expiring at the third
    Annual Meeting of Shareholders after such election. Of the directors identified below, five are nominees for election as Class III Directors for a term expiring at the 1997 Annual
    Meeting. All nominees are members of the present Board of Directors.

         Unless otherwise instructed, proxies received in response to this solicitation will be voted in favor of the election of the persons nominated to the class of directors identified below. If any of them should be unable to serve, the proxy may be voted with the discretionary authority for a substitute. The management has no reason to believe that any nominee will become unavailable to serve.

         As applicable to each nominee and continuing Director, the name, age as of April 1, 1994, principal occupation, business experience for the last five years or more, other directorships and the year in which first elected a Director, are set forth below.

               BUSINESS BACKGROUND OF NOMINEES AND DIRECTORS

        NOMINEES FOR CLASS III DIRECTORS - TERMS EXPIRING IN 1997

    LAWRENCE BURKHARDT, III

    [PHOTO] Lawrence Burkhardt, III, age 61, is an independent consultant with the Atlas Consulting Group. Prior to his retirement in 1990, Mr. Burkhardt was employed by the Corporation and served as Executive Vice President of Nuclear Operations. Mr. Burkhardt was elected to the Board of Directors on October 21, 1988 and contracted to become an employee of the Corporation for a two-year period ending on November 15, 1990.
                        Previously, he served with and retired from the U.S. Navy in 1986 as a Rear Admiral with 32 years service. Between 1986 and 1988, Mr. Burkhardt served as a consultant to the nuclear power industry. Mr. Burkhardt is a director of Management Analysis Company.

                        Mr. Burkhardt has been a director of this Corporation since 1988.


    DOUGLAS M. COSTLE

    [PHOTO] Douglas M. Costle, age 54, is a Distinguished Senior Fellow of the Institute for Sustainable Communities in Montpelier, Vt. Mr. Costle served as Dean of the Vermont Law School in South Royalton, Vermont from 1987 until 1991. Prior to that and from 1981, he served as counsel to the law firms of Wald, Harkrader and Ross, Washington, D.C. and Updike, Kelly and

                        Spellacy, P.C., Hartford, Connecticut and was the Chairman of the Executive Committee and co-founder of the Environmental Testing and Certification Corporation, a national laboratory that tests chemical wastes. From 1976 to 1981, he was Administrator of the U.S. Environmental Protection Agency. Mr. Costle is a director of Air and Water Technologies Corporation and Freedom Funds, a family of mutual funds under the management of The John Hancock Company.

                        Mr. Costle has been a director of this
                        Corporation since 1991.


    DONALD B. RIEFLER

    [PHOTO] Donald B. Riefler, age 66, is self-employed as a Financial Market Consultant, an advisor to
                        J. P. Morgan, Florida FSB and a director of
                        Bank of Tokyo Trust Company and Liberty
                        Brokerage Inc. Prior to his retirement in 1991, Mr. Riefler was Chairman of the Market Risk Committee for J. P. Morgan & Co. Incorporated and Morgan Guaranty Trust Company of New York where he had served in various capacities since 1952.

                        Mr. Riefler has been a director of this
                        Corporation since 1978.


    STEPHEN B. SCHWARTZ

    [PHOTO] Stephen B. Schwartz, age 59, retired in 1992, as Senior Vice President, Market-Driven Quality of International Business Machines Corporation.

                        Mr. Schwartz joined IBM in 1957 and was elected Senior Vice President in 1990. Prior to that and from 1978 he served as an officer in a wide variety of sales, development, manufacturing, staff and general management positions. Mr. Schwartz is a director of Western Digital Corporation and Integrated Surgical Systems and serves as a management consultant in the area of organization revitalization.

                        Mr. Schwartz has been a director of this Corporation since 1992.


    JOHN G. WICK

    [PHOTO] John G. Wick, age 69, became as of counsel to Falk & Siemer, Buffalo, N.Y., Attorneys-at-Law effective January 1, 1994. Mr. Wick had been a partner since 1985 and has engaged in the practice of law since 1981. Prior to that and from 1964 he was associated with Merchants Insurance Group until his retirement as President and Chief Executive Officer.

                        Mr. Wick has been a director of this
                        Corporation since 1976.



            CONTINUING CLASS I DIRECTORS - TERMS EXPIRING IN 1995

    EDMUND M. DAVIS

    [PHOTO]             Edmund M. Davis, age 64, is a Partner of
                        Hiscock & Barclay,  Syracuse,  N.Y.,
                        Attorneys-at-Law.  Mr. Davis has been
                        associated with the law firm since 1957.  Mr.

                        Davis is a trustee of Clarkson University and a member of the Central Region Board of Directors of Marine Midland Bank, N.A.

                        Mr. Davis has been a director of this
                        Corporation since 1970.


    JOHN M. ENDRIES

    [PHOTO] John M. Endries, age 51, was elected President of the Corporation effective June 1, 1988. Mr. Endries has been an employee of the Corporation since 1973, serving as Vice President and Controller until 1980, and as Senior Vice President until 1987 when he was elected Executive Vice President. Mr. Endries is a director of HYDRA-CO Enterprises, Inc. and Opinac Energy Corporation, both of which are wholly-owned subsidiaries of the Corporation. Mr. Endries is also a director of Marine Midland Banks, Inc.; Marine Midland Bank; Utilities Mutual Insurance Company; Crouse Irving Memorial Hospital Foundation; The Greater Syracuse Chamber of Commerce; and Hiawatha Council of Boy Scouts of America.

                        Mr. Endries has been a director of this
                        Corporation since 1988.


    JOHN G. HAEHL, JR.

    [PHOTO] John G. Haehl, Jr., age 71, retired as Chairman of the Board and Chief Executive Officer of the Corporation. Mr. Haehl joined the Corporation in 1961 as Assistant to the Vice President and Controller, was elected President and Chief

                        Executive Officer in 1973 and from 1980 until his retirement in 1988 served as Chairman and Chief Executive Officer. Mr. Haehl is a director of Opinac Energy Corporation and Canadian Niagara Power Company, both of which are wholly-owned subsidiaries of the Corporation. Mr. Haehl is also a director of Utica Mutual Insurance Company and is an honorary trustee of Syracuse University.

                        Mr. Haehl has been a director of this
                        Corporation since 1970.


    DR. BONNIE GUITON HILL

    [PHOTO] Bonnie Guiton Hill, age 52, is the Dean and Professor of Commerce of the McIntire School of Commerce at the University of Virginia. Prior to assuming her present position in 1992, Dr. Hill was the Secretary of State and Consumer Services Agency for the State of California. She has served two U.S. Presidents in three separate appointments, the most recent being as a special advisor for Consumer Affairs and as Director of the United States Office Of Consumer Affairs. From 1987 to 1989, she served in the Department of Education as an Assistant Secretary for Vocational and Adult Education. Prior to that and from 1984 she served as Vice Chairperson of the U.S. Postal Rate Commission. Dr. Hill is a director of Hershey Foods Corporation, Louisiana-Pacific Corporation, and National Environmental Education and Training Foundation.

                        Dr. Hill has been a director of this
                        Corporation since 1991.

    HENRY A. PANASCI, JR.

    [PHOTO] Henry A. Panasci, Jr., age 65, is Chairman and Chief Executive Officer of Fay's Incorporated. Mr. Panasci has held his present position since 1976. Prior to that he co-founded Fay's Drug Co., Inc. with his father in 1958 and was elected president in 1966. Mr. Panasci is a trustee of Syracuse University.

                        Mr. Panasci has been a director of this
                        Corporation since 1988.


           CONTINUING CLASS II DIRECTORS - TERMS EXPIRING IN 1996


    WILLIAM F. ALLYN

    [PHOTO] William F. Allyn, age 58, is President of Welch Allyn, Inc., Skaneateles Falls, N.Y. Mr. Allyn joined Welch Allyn, Inc. in 1962 and was elected to his present position in 1980. Mr. Allyn is a director of ONBANCorp., Inc. and Oneida Limited; a trustee of Syracuse University; and an overseer of Thayer School of Engineering, Dartmouth College and the Schools of Engineering at the University of Rochester and Syracuse University.

                        Mr. Allyn has been a director of this
                        Corporation since 1988.

    WILLIAM E. DAVIS

    [PHOTO] William E. Davis, age 52, was elected Chairman of the Board and Chief Executive Officer in 1993. Mr. Davis joined the Corporation in
                        1990 as Vice President-Corporate Planning, was elected Senior Vice President in April 1992, serving in that capacity until elected Vice-Chairman of the Board of the Corporation in November 1992. Prior to that, Mr. Davis was executive deputy commissioner of the New York State Energy Office. Mr. Davis has also held positions with the New York State Department of Commerce, and General Public Utilities Corp. in Parsippany, New Jersey.

                        Mr. Davis has been a director of this
                        Corporation since 1992.


    WILLIAM J. DONLON

    [PHOTO] William J. Donlon, age 64, retired in 1993 as Chairman of the Board and Chief Executive Officer of the Corporation with 45 years service as an active employee. Mr. Donlon is a director of Opinac Energy Corporation and Canadian Niagara Power Company, both of which are wholly-owned subsidiaries of the Corporation. He is also a director of Metropolitan Development Association of Syracuse, Utilities Mutual Insurance Company and ONBANCorp., Inc.; and a trustee of Siena College and Syracuse University.

                        Mr. Donlon has been a director of this
                        Corporation since 1980.

    EDWARD W. DUFFY

    [PHOTO] Edward W. Duffy, age 67, retired in 1983 as Chairman of the Board and Chief Executive Officer of Marine Midland Banks, Inc. Mr. Duffy's association with the Marine Midland Bank system began in 1952. Mr. Duffy is a director of Columbus McKinnon Corporation; Oneida Limited; Utica Mutual Insurance Company; Utica National Insurance Group and W.R. Grace & Co. Mr. Duffy retired as a director of Marine Midland Bank on September 1, 1993.

                        Mr. Duffy has been a director of this
                        Corporation since 1973.

    DR. PATTI McGILL PETERSON

    [PHOTO] Patti McGill Peterson, age 50, is President of St. Lawrence University, Canton, N.Y. Dr. Peterson has held her present position since 1987. She was President of Wells College from 1980 until she joined St. Lawrence University as President. Prior to that she was Vice President of Academic Services and Planning at the State University of New York at Oswego.
                        Dr. Peterson is a director of John Hancock
                        Advisors, Inc. and Security Mutual Life
                        Insurance Company and is a trustee of Northwood School, Consortium for Independent Colleges and Universities, Association of American Colleges, and The Nelson A. Rockefeller Institute of Government. Dr. Peterson is also a member of the American Council on Education's Commission on National Challenges in Higher Education.

                        Dr. Peterson has been a director of this Corporation since 1988.

                    BOARD OF DIRECTORS AND COMMITTEES

    Meetings and Attendance

         During 1993 nine meetings of the Corporation's Board of Directors (the "Board of Directors" or the "Board") were held.
    Each Director serving in fiscal year ended December 31, 1993 attended 75% or more of the combined total of meetings of the Board of Directors and the Committees on which he or she served. There are six standing Committees of the Board, namely, the Audit Committee, the Compensation and Succession Committee, the Committee on Corporate Public Policy and Environmental Affairs, the Executive Committee, the Finance Committee and the Nuclear Oversight Committee. The Board does not have a standing Nominating Committee to nominate candidates for Board membership, but functions as a committee of the whole. Any nomination may be made from the floor by any shareholder who has made a written request to the Corporation to have such nomination considered at the annual meeting. Information with respect to the Audit Committee and the Compensation and Succession Committee is set forth below.


    Audit Committee

         The Audit Committee consisting of John G. Wick, Chairperson, William F. Allyn, Bonnie Guiton Hill, Patti McGill Peterson and Donald B. Riefler, met five times in 1993. Duties performed by the Audit Committee include: meeting with the independent accountants, internal auditors and certain personnel of the Corporation to discuss the planned scope of their examinations and the adequacy of internal controls and reporting; reviewing the results of the annual examination of the consolidated financial statements and periodic internal audit examinations; reviewing the services and fees of the Corporation's independent accountants; authorizing and participating in special projects and studies; and performing any other duties or functions deemed appropriate by the Board.

    Compensation and Succession Committee

         The Compensation and Succession Committee, consisting of Edward W. Duffy, Chairperson, William F. Allyn, Edmund M. Davis, Henry A. Panasci, Jr. and Stephen B. Schwartz, met eight times during 1993. The Committee reviews the annual and incentive compensation of the elected officers of the Corporation, the Corporation's pension and savings fund plans, and officer development and succession plans, and makes recommendations to the Board of Directors with respect to these matters; reviews reports regarding assets held by the Trustee for the Corporation's Pension Plan and meets at regular intervals with the Plan's Investment Managers to review earnings on assets held in the Trust fund; selects and appoints investment managers and investment advisors and recommends to the Board of Directors continuation or replacement of the Trustee for the Plan; and meets with the Corporation's actuarial advisor to review the advisor's annual reports and progress toward funding the Plan.


       COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Directors William F. Allyn, Edward W. Duffy, Edmund M. Davis, Henry A. Panasci, Jr. and Stephen B. Schwartz are members of the Compensation and Succession Committee, all of whom are non-employee directors.

         Edmund M. Davis is a partner with the law firm of Hiscock and Barclay. William J. Donlon's son, Robert M. Donlon, is also a partner with the firm. The Corporation retained Hiscock and Barclay to represent the Corporation on certain litigation matters and to provide legal counsel on corporate matters. The Corporation paid that firm a total of $1,652,895 for services rendered during 1993.

         Marine Midland Bank, of which Edward W. Duffy and John M. Endries are Directors, has extended credit to the Corporation of $57,000,000. During 1993, the maximum loan at Marine Midland Bank at any time was $28,000,000, interest on all loans was $35,939, fees for credit facilities were $55,000 and fees for bank services were $345,551.

         Onbank and Trust of ONBANCorp., Inc. of which William F. Allyn and William J. Donlon are Directors, has extended credit to the Corporation of $5,000,000. During 1993, fees for the credit facilities were $2,390.

         The terms of these borrowings and credit facilities are as favorable as those available from comparable unaffiliated sources.




                            SECURITY OWNERSHIP OF MANAGEMENT

         The following table shows all shares of the Corporation's Common Stock beneficially owned by each Director, the Executive Officers named in the Summary Compensation Table below and by all Directors and Executive Officers as a group.

                                             Beneficial
                                             Ownership(a)

    William F. Allyn ....................    1,000
    Lawrence Burkhardt, III .............      374
    Douglas M. Costle ...................      500
    Edmund M. Davis .....................    2,274
    William E. Davis ....................      830(b)
    William J. Donlon ...................   15,945(b)
    Edward W. Duffy .....................    3,234
    John M. Endries .....................    9,570(b)
    John G. Haehl, Jr. ..................   37,307(c)
    Bonnie Guiton Hill ..................      200
    Henry A. Panasci, Jr. ...............    3,500(d)
    Patti McGill Peterson ...............      200
    Donald B. Riefler ...................    1,000
    Stephen B. Schwartz .................      500
    John G. Wick ........................    1,131
    B. Ralph Sylvia .....................    2,672(b)
    John P. Hennessey ...................    1,496(b)
    John W. Powers ......................   11,110(b)
    All Directors and
      Executive Officers as a group (25) . 127,091

    _______________

    (a) Based on information furnished to the Corporation by the Directors and Executive Officers. In each instance the number indicated represents shares of Common Stock beneficially owned as of December 31, 1993. As of such date, no Director or Executive Officer individually owned more than .03 percent of the Corporation's Common Stock issued and outstanding and all such persons as a group owned less than .09 percent of such Common Stock. None of the Directors or Executive Officers beneficially owned any of the Corporation's Preferred Stock.

    (b) Includes shares of Common Stock credited under the Employee Savings Fund Plan as of December 31, 1993.

    (c) Includes shares of Common Stock owned by a member or members of immediate family, as to which beneficial ownership is disclaimed.

    (d) Includes shares of Common Stock held by an estate of which the named person is co-executor.


          BOARD OF DIRECTORS' COMPENSATION AND SUCCESSION COMMITTEE
                      REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Succession Committee of the Board of Directors (the "Committee") is composed entirely of non-employee directors. The Committee has responsibility for approving officer salary increases and for the administration of the Corporation's annual officer incentive compensation plan, performance share unit plan, and stock option plan. The Committee operates on behalf of the Board of Directors which has final approval responsibility for officer compensation determinations.

         This Committee report describes Niagara Mohawk Power Corporation's officer compensation program strategy, the components of the program, and the manner in which 1993 compensation determinations were made for the Corporation's Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other four officers (collectively referred to as the Executive Officers) whose 1993 compensation is disclosed in the Summary Compensation Table of this Proxy Statement.

    Base Salary

         The Committee seeks to ensure that salaries of the Executive Officers remain competitive with levels paid to comparable positions among 23 Northeastern investor-owned (the same companies included in the peer group shown on the performance graph on page

    21) and other comparable revenue-sized U.S. electric and gas utilities. The Committee believes that competitive salaries provide the foundation of the Corporation's officer compensation program and are essential for the Corporation to attract and retain qualified senior officers. Each officer position has been assigned to a competitive salary range. The Committee annually evaluates the continued competitiveness of these ranges and approves adjustments based on the findings of compensation survey data for the aforementioned utilities. The Committee intends to administer salaries within the 25th to 75th percentile of practice with respect to comparable revenue-sized utilities. The Committee also annually evaluates each officer's salary position within the range to which that position has been assigned. Taking these factors into account, the Committee independently determines the salary of the Chief Executive Officer (CEO) and reviews recommendations submitted by the CEO in approving the salaries of the other Executive Officers.

         Mr. Donlon retired as CEO on April 30, 1993, and Mr. Davis was appointed CEO. At the time of his appointment, Mr. Davis' annual salary rate was established at $420,000 as compared to a previous annual salary rate of $300,000 which was approved at the time of his election as Vice Chairman of the Board of the Corporation on November 19, 1992. The salary amounts set forth on the Summary Compensation Table following represent salary actually received by Mr. Davis during the indicated years. The salaries of the other four Executive Officers were increased in 1993 in the range of 2.5% to 14.4% or an average of 8%. The Committee has been advised by its consultant that Mr. Davis' 1993 salary approximates the median relative to the CEOs of the 23 Northeastern utilities. The average salaries of the other four Executive Officers approximate the 75th percentile relative to the salaries of the other Executive Officers in the Northeastern utility comparator group. However, Niagara Mohawk's revenues position it within the highest quartile (i.e., above the 75th percentile) of this utility group. Taking into account the size of Niagara Mohawk's revenues relative to the revenues and salaries of these utilities, the average salaries of the other four Niagara Mohawk Executive Officers fall below 50th percentile levels on a revenue adjusted basis.


    Annual Officer Incentive Compensation Plan (ICP)

         On December 13, 1990 the Board of Directors adopted the Corporation's officer and management incentive compensation plans. The officer ICP is structured and administered so that a significant component of each Executive Officer's annual cash compensation must be earned on the basis of the Corporation's and the officer's annual performance. 1993 incentive award opportunities were set by the Committee at 35% of salary for Mr. Davis, Mr. Endries, and Mr. Sylvia. Award opportunities for Messrs. Hennessey and Powers were set at 25% of salary. The opportunities represent the maximum ICP payment an Executive Officer could earn with respect to 1993. ICP award opportunities are intended to position executive officer annual compensation (salary + ICP awards) within the 25th to 75th percentile of comparably sized utilities practice depending on company financial, business and support unit performance.

         Payment of 1993 ICP awards was based on the following criteria: Earnings per share ("EPS") measured against budgeted standards; measurement of the Corporation's performance in earning amounts under the Measured Equity Return Incentive Term ("MERIT") provision incorporated in the multi-year rate agreement approved by the New York State Public Service Commission ("PSC") on June 12, 1991 which affords the Corporation an opportunity to receive an agreed upon amount of additional revenue through the rate setting process based upon performance, as determined by the PSC, against certain PSC approved business and service goals; and the achievement of business unit cost management and other business unit performance goals established at the start of the year. 29 other officers participated in the 1993 officer ICP. 3,438 management, supervisory, technical, professional, and administrative employees participated in the Corporation's annual

    Management Incentive Compensation Plan and earned 1993 incentive awards based on the achievement of similar performance criteria. The payment of 1993 officer ICP and Management Incentive Compensation Plan awards was further conditioned on the Corporation's reporting 1993 EPS of at least $1.62, after the cost of awards under both plans, and the maintenance of 1993 dividend payments not less than 1992 levels.

         For 1993 Mr. Davis earned an ICP award of $40,632 which represented 10.69% of his salary received in 1993 (exclusive of Directors fees). Mr. Endries earned an identical percentage of his salary received (also exclusive of Directors fees). The awards for Messrs. Davis and Endries were based on EPS vs. budget (37.32%), on earned MERIT (41.93%) and on the consolidated strategic business units' performance measured against unique goals (20.75%).
    Although the Corporation performed well in these areas, performance fell short of levels needed to earn maximum awards evidenced by Messrs. Davis and Endries earning 30.5% of their maximum award opporunities. The ICP awards earned by Messrs. Sylvia, Hennessey, and Powers averaged 16.20% of their respective salaries. On average, 27.86% of their awards were based on overall company performance using the same criteria used to determine Messrs. Davis and Endries awards, and 72.14% was based on the performance of their respective business units evaluated relative to pre-established criteria in the following areas: nuclear generation plant performance, maintenance of customer service and improved financial performance. These awards were paid on February 16, 1994.


    Performance Share Unit Plan

         On January 30, 1992, the Board of Directors adopted the Performance Share Unit Plan to provide officers, and other key employees of the Corporation and its subsidiaries, with the opportunity to earn longer-term cash incentive awards, payable in cash at the end of a three-year period (the "Performance Cycle"), based on the achievement of performance results which provide appropriate financial returns to the Corporation's shareholders and quality services to its customers.

         In 1992 the Committee approved the grant of performance share units ("Units") to nine executive officers for a 1992-1994 performance cycle. No Units were earned in 1993 because the three year performance cycle beginning in 1992 will not be completed until the end of 1994. Any Units earned will be determined at the end of the performance cycle and related cash payments will be made in 1995.

         Early in 1993, the Committee approved the grant of 25,000 Units to Mr. Davis, 15,000 Units to Mr. Endries, 10,000 to Mr. Sylvia, and 6,000 each to Messrs. Hennessey and Powers. Dividends will be credited with respect to all units granted during the performance cycle. These dividend credits will be re-invested at the prevailing stock price thereby increasing the number of units available to be earned during the performance cycle. The number of 1993 units that are earned will be based on (1) the Corporation's book value to market value ratio (40% of units), (2) total shareholder return--market appreciation plus dividends (40% of units), and (3) the quality of service the Corporation provides its customers (20% of units) during the 1993-1995 performance cycle measured relative to 23 Northeastern investor-owned electric and gas utilities. To earn all the units, the Corporation's relative ranking on all three performance criteria would have to equal or exceed the 75th percentile of these comparator utilities. The earning of any Units under (1) above is predicated on the Corporation's stock market-to-book ratio at the end of the performance cycle at least equaling the average for the eight other New York State utilities. The earning of any units under (2) above is further conditioned on the Corporation's 3-year total return to shareholders equaling the 50th percentile for the 23 comparator utilities (which includes the New York State utilities). The cash payment value of each unit earned will be equal to the Corporation's average daily closing stock price during the fourth quarter of the last year of the performance cycle.

         The Committee intends to make additional grants on an annual basis. The number of units, and stock options as described below, which are granted each year is based on an evaluation of the long-term incentive award opportunities provided by the 23 other Northeastern utilities. The Committee endeavors to position long-term incentive grants in the top quartile relative to the practices of these utilities. However, the competitiveness of awards realized from such grants is largely dependent upon the competitiveness of returns the Corporation generates for its shareholders during each 3-year performance cycle.


    Stock Option Plan

         On May 5, 1992, the shareholders approved the Corporation's 1992 Stock Option Plan. The purpose of this plan, as stated in the text approved by stockholders, is "to promote the interests of the Corporation, its shareholders, and its ratepayers by ensuring continuity of management and increased incentive on the part of officers and other key employees of the Corporation and its subsidiaries, responsible for major contributions with effective management, through facilitating their acquisition of equity interests in the Corporation."

         On January 27, 1993 the Corporation granted 11,125 stock options to Mr. Davis, 6,000 options to Mr. Endries, 5,000 options to Mr. Sylvia, and 3,000 options each to Messrs. Hennessey and Powers. These options become exercisable on January 26, 1996 and expire on January 26, 2003, ten years following the date they were granted.

         Dividends are credited on all outstanding options. These credits are regarded as having been reinvested to purchase shares of the Corporation's stock. At the time the option is exercised, the executive officer receives a cash payment equal to the value of the dividend share credits.

         The Committee is aware of the limitations the new tax law has placed on the tax deductibility of compensation in excess of $1 million which is earned in any year by an executive officer. Currently none of the executive officers has earned compensation subject to such limitations. One of the primary determinants of deductibility is that compensation be "performance based". The Committee believes ICP payments, performance share unit payments, and stock option grants meet the Internal Revenue Service's performance based criteria for 1993. Proposed regulations were only released late last year and are not yet in final form. The Committee will continue to monitor developments in this area.

         In summary, the Compensation and Succession Committee believes the Corporation's Executive Officer Compensation Programs are competitive with the programs of the 23 comparator Northeastern investor-owned electric and gas utility corporations and other utilities of comparable revenue size. The Committee further believes that the Officer Compensation Program is appropriately structured and administered in a manner consistent with the Committee's, and the Corporation's, strategy of making a substantial component of officer total compensation dependent upon, and directly related to, the achievement of the Corporation's longer-term mission of becoming "the most responsive and efficient energy services company in the Northeast" and its business strategy of "achieving maximum value for our shareholders and our ratepayers."

         Through the combination of base salary, ICP awards, performance share unit and stock option grants, the Committee seeks to focus the efforts of Executive Officers toward the execution of business strategies directed toward improving, annually and over the longer-term, both the quality of service to customers and financial returns for its shareholders.

    Edward W. Duffy, Chairperson
    William F. Allyn
    Edmund M. Davis
    Henry A. Panasci, Jr.
    Stephen B. Schwartz


                        EXECUTIVE COMPENSATION

         The table below sets forth all compensation paid by the Corporation and its wholly-owned subsidiaries for services rendered in all capacities during the fiscal years ended December 31, 1993, December 31, 1992 and December 31, 1991, to the Chairman of the Board and Chief Executive Officer, each of the other four most highly compensated Executive Officers of the Corporation whose compensation exceeded $100,000, and to Mr. William J. Donlon, former Chairman of the Board and Chief Executive Officer.



                                                              SUMMARY COMPENSATION TABLE
                                                           Fiscal Years 1993, 1992 and 1991

                                                      Annual Compensation                Long Term
                                                                       Other           Compensation      All Other
                                      Fiscal                          Annual                             Compensation
    Name            Position           Year   Salary(A)  Bonus(B)   Compensation(C)     Options(#)           (D)
    W. E. Davis     Chairman of the    1993    $394,045   $40,632     $65,314           11,125             $123,692
                    Board and Chief    1992     165,002    33,175           0            1,500                6,418
                    Executive Officer  1991     120,333    23,045           0                0                1,831

    W.  J. Donlon   Chairman of the    1993     252,622    23,395      13,264            3,333               11,587
                    Board and Chief    1992     426,058    80,471           0           10,000               20,487
                    Executive Officer  1991     335,036    93,238           0                0               74,833






    J. M. Endries   President          1993     312,805    31,184           0            6,000               12,177
                                       1992     284,091    52,089           0            6,000                9,908
                                       1991     237,915    63,905           0                0               49,514

    B. R. Sylvia    Executive Vice     1993     280,834    58,921           0            5,000                7,970
                    President          1992     242,050    45,678           0            3,000                6,592
                    Nuclear            1991     282,060    33,714           0                0              219,342

    J. P. Hennessey Senior Vice        1993     204,619    20,509           0            3,000                9,587
                    President          1992     198,543    37,014           0            3,000                8,806
                                       1991     182,334    38,108           0                0                5,561

    J. W. Powers    Senior Vice        1993     196,651    27,899           0            3,000                8,383
                    President          1992     190,550    29,761           0            3,000                6,541
                                       1991     171,351    32,440           0                0                4,493

    (A) Includes all employee contributions to the Employee Saving Fund Plan; for Messrs. Davis, Donlon and Endries, Directors retainers and fees received from the Corporation; and for Messrs. Davis, Donlon, Endries and Powers, Director fees received from Opinac Energy Corporation.
    (B)  Cash bonus awards under the Annual Incentive Compensation
         Plan.
    (C) 1993 Other Annual Compensation for Messrs. Davis and Donlon includes amounts reimbursed for payment of taxes.
    (D)  All Other Compensation for 1993 includes:

              Employer contributions to the Corporation's Employee Savings Fund Plan: Mr. Davis ($4,100), Mr. Donlon ($6,564), Mr. Endries ($6,526), Mr. Sylvia ($4,667), Mr.
              Hennessey ($6,139), and Mr. Powers ($5,315); Taxable portion of life insurance premiums: Mr. Davis ($9,190), Mr. Donlon ($5,023), Mr. Endries ($2,945), Mr. Sylvia ($2,123), Mr. Hennessey ($3,448), and Mr. Powers ($3,068); Employer contributions to the Corporation's Excess Benefit Plan: Mr. Davis ($2,707), Mr. Endries

              ($2,706) and Mr. Sylvia ($1,180); and Payments under the Corporation's Relocation Policy: Mr. Davis ($107,695).


         The following table discloses, for the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives, the number and terms of options granted during the fiscal year ended December 31, 1993.

                                                              Option Grants in Last Fiscal Year

                                          Individual Grants

                                  Number of        % of Total
                                  Securities       Options
                                  Underlying       Granted to
                                  Options          Employees       Exercise or                         Grant Date
                                  Granted          In Fiscal       Base Price         Expiration       Present
    Name Group                     (#) (A)           Year          Per Share(B)          Date          Value (C)
    W. E. Davis                     11,125           14.20%          $19.625           1/26/2003         $72,702
    W. J. Donlon                     3,333            4.25%           19.625           1/26/2003          21,781
    J. M. Endries                    6,000            7.66%           19.625           1/26/2003          39,210
    B. R. Sylvia                     5,000            6.38%           19.625           1/26/2003          32,675
    J. P. Hennessey                  3,000            3.83%           19.625           1/26/2003          19,605
    J. W. Powers                     3,000            3.83%           19.625           1/26/2003          19,605


    (A) The issuance of common stock pursuant to the Stock Option Plan is subject to approval by the New York State Public Service Commission.

    (B) Options become exercisable January 26, 1996.
    (C) The Grant Date Present Value, is calculated using the Black-Scholes Option Pricing Model with the following assumptions: market price of the stock at January 27, 1993 grant date ($19.625); exercise price of options ($19.625); stock volatility (0.1412); dividend yield (1.97%); risk free rate (7.00%); exercise term (10 years); Black-Scholes ratio (0.333); and Black-Scholes value ($6.535).

    NOTE: The Black-Scholes values do not reflect dividend share equivalents credited on all outstanding options which will be paid when the associated options are exercised.


         The following table summarizes exercises of options by the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives, the number of unexercised options held by them and the spread (the difference between the current market price of the stock and the exercise price of the option) on those unexercised options for fiscal year ended December 31, 1993.

                         Aggregated Option Exercises in Last Fiscal Year
                               and Fiscal Year-End Option Values


                                     Number of
                                     Securities
                                     Underlying                    Value of
                                     Unexercised                   Unexercised
                                     Options                       Options
                                     at Fiscal                     at Fiscal
    Name Group                       Year-End (#) (A)              Year-End (B)
    W. E. Davis                          12,625                       $10,141
    W. J. Donlon                         13,333                        23,333
    J. M. Endries                        12,000                        16,500
    B. R. Sylvia                          8,000                         9,500
    J. P. Hennessey                       6,000                         8,250
    J. W. Powers                          6,000                         8,250

    (A)   No options were exercised or exercisable in 1993.
    (B) The closing market price of the Corporation's common stock on December 31, 1993 was $20.25.


         The following table outlines the awards granted to the Chairman of the Board and Chief Executive Officer, Mr. William E. Davis, and the other named executives under the Corporation's Performance Share Unit Plan, a long-term incentive plan, for fiscal year ended December 31, 1993.

                                             Long-Term Incentive Plan - Awards in Last Fiscal Year

                                                         Estimated Future Payouts
                                                     Under Non-Stock Price-Based Plans
                   Number        Performance
                   of Share      or Other
                   Units or      Period Until
                   Other Rights  Maturation     Threshold    Threshold    Target    Target      Maximum   Maximum
   Name Group         (#)        Or Payout         (#)         ($)A         (#)      ($)B         (#)      ($)C
   W. E. Davis       25,000          1996         6,250       $149,219     12,500    $329,688    25,000   $721,875
   W. J. Donlon       2,777          1996           694         16,569      1,389      36,635     2,777     80,186
   J. M. Endries     15,000          1996         3,750         89,531      7,500     197,813    15,000    433,125
   B. R. Sylvia      10,000          1996         2,500         59,688      5,000     131,875    10,000    288,750
   J. P. Hennessey    6,000          1996         1,500         35,813      3,000      79,125     6,000    173,250
   J. W. Powers       6,000          1996         1,500         35,813      3,000      79,125     6,000    173,250

    (A) Based on the assumption of an average stock price of $23.875 during the fourth quarter of 1995.
    (B) Based on the assumption of an average stock price of $26.375 during the fourth quarter of 1995, which represents the half way point between the threshold and maximum.
    (C) Based on the assumption of an average stock price of $28.875 during the fourth quarter of 1995.

         All performance share units contingently granted, and all accumulated dividend share units credited, would be earned if the Corporation's relative ranking is at the 75th percentile or above on all performance criteria. Please see Compensation and Succession Committee Report above for discussion of the plan and performance criteria.

    NOTE: Values identified do not include accumulated dividend share units.

         The following graph illustrates the performance of the Corporation's cumulative total return to shareholders from the beginning of 1989 to the end of 1993 in comparison to the Standard & Poor's 500 Stock Index ("S&P") and a peer group of Eastern Region Utilities. This peer group is the same as that to which the Corporation will be compared to when measuring achievement of its Change Vision and the Total Return to Shareholders goal of the Performance Share Unit Plan.

         The graph reflects the Corporation's performance during a period when financial results were still adversely affected by its nuclear operations. During 1989, the common stock dividend was eliminated and not reinstated until 1991. Since reinstatement, the Corporation has paid regular and increasing dividends through 1993. Also, on June 1, 1989 the salaries of the Chairman and CEO and the President were reduced 10% and were not restored to their prior levels until June 1, 1991. Management still believes that the Company is continuing to make a gradual financial recovery evidenced by the 70.5% total return to shareholders over the three-year period 1991-1993. This recovery is greatly influenced by significant improvements in nuclear operations and aggressive cost management initiatives. Executive incentive compensation plans established in 1991 and 1992 are designed to reward officers for improved financial results as described in the Compensation and Succession Committee Report on Executive Compensation above.



                         NIAGARA MOHAWK POWER CORPORATION
                  Comparison of Five Year Cumulative Total Return
               vs. S&P 500 and Peer Group of Eastern Region Utilities


    [ILLUSTRATION OF PERFORMANCE GRAPH]

                        DATA POINTS FOR 1988 - 1993

                  1988     1989     1990     1991     1992     1993

    NMPC         100.00   116.18   106.07   147.21   163.94   181.08

    S&P 500      100.00   131.59   127.49   166.17   178.81   196.75

    PEER GROUP   100.00   130.96   125.41   161.92   185.73   202.72



   NOTE 1  EASTERN REGION UTILITIES:
   Allegheny Power System Inc.                 DQE, Inc.                           Northeast Utilities
   Atlantic Energy, Inc.                       Delmarva Power & Light Co.          Orange & Rockland Utilities Inc.
   Baltimore Gas & Electric Company            Eastern Utilities Associates        Pennsylvania Power & Light Co.
   Boston Edison Company                       General Public Utilities Corp.      Philadelphia Electric Company
   Brooklyn Union Gas Company                  Long Island Lighting Co.            Public Service Enterprise Group Inc.
   Central Hudson Gas & Electric Corp.         National Fuel Gas Company           Rochester Gas & Electric Corp.
   Central Maine Power Co.                     New England Electric System         The United Illuminating Company
   Consolidated Edison Co. of New York, Inc.   New York State Electric & Gas Corp.



    NOTE 2
         Total returns for each Eastern Region Utility were determined in accordance with the Securities and Exchange Commission's regulations, i.e., weighted according to each such issuer's stock market capitalization.

    Retirement Benefits

         The following table illustrates the maximum aggregate pension benefit, integrated with Social Security, payable by the Corporation under the Niagara Mohawk Pension Plan (the "Basic Plan") and the Corporation's Supplemental Executive Retirement Plan (the "Supplemental Plan") to an officer in specified average salary and year-of-service classifications. Such benefit amounts have been calculated as though each officer selected a straight life annuity and retired on December 31, 1993 at age 65. The amount of compensation taken into account under a tax-qualified plan is subject to certain annual limits (adjusted for increases in the cost of living, $235,840 in 1993 and $150,000 for 1994). This limitation may reduce benefits payable to highly compensated individuals.

                                             Annual Retirement Allowance

   3-Year Average       10 Years         20 Years          30 Years         40 Years        45 Years
   Annual Salary        Service*         Service           Service          Service         Service
     $ 75,000           $10,215          $ 38,232          $ 38,232         $ 42,645        $ 46,395
      150,000            21,090            83,232            83,232           87,270          94,770
      225,000            31,965           128,232           128,232          131,895         143,145
      300,000            42,840           173,232           173,232          176,520         191,520
      375,000            53,715           218,232           218,232          221,145         239,895
      450,000            64,590           263,232           263,232          265,770         288,270


    _____________

    *Subject to five-year average annual salary.

         The credited years of service under the Basic and Supplemental Plans for the individuals listed in the Summary Compensation Table are Mr. Davis, 4 years; Mr. Donlon, 45 years; Mr. Endries, 21 years; Mr. Sylvia, 3 years; Mr. Hennessey, 34 years and Mr. Powers, 30 years.

         The Basic Plan, a noncontributory, tax-qualified defined benefit plan, provides all employees of the Corporation with a minimum retirement benefit related to the highest consecutive five-year average compensation. Compensation covered by the Basic Plan includes only the participant's base salary or pay, subject to the maximum annual limit noted above. Directors who are not employees are not eligible to participate.

         The Supplemental Plan is an unfunded, nonqualified, noncontributory defined benefit plan providing additional benefits to certain officers of the Corporation upon retirement after age 55 who have 20 or more years of employment. The Committee may grant exceptions to these requirements. The Supplemental Plan provides for payment monthly of an amount equal to the greater of (i) 60% of monthly base salary averaged over the final 36 months of employment, less benefits payable under the Basic Plan, retirement benefits accrued during previous employment and one-half of the maximum Social Security benefit to which the participant may be entitled at the time of retirement, or (ii) benefits payable under the Basic Plan without regard to the annual benefit limitations imposed by the Internal Revenue Code.


    Employee Agreements

         In 1993, the Corporation entered into employment agreements with Messrs. Davis, Endries, Sylvia, Hennessey and Powers. The agreements have an initial three-year term, and, unless either party gives notice to the contrary, the agreement will be extended annually for one-year periods. The agreements provide that the executive will be able to participate in the Corporation's incentive compensation plans according to their terms. If at any time the executive's employment is terminated by the Corporation without cause or, following a change in control, the executive terminates employment for good reason (as defined in the agreement), the executive will be entitled to a severance benefit paid over two years in an amount equal to two times the executive's base salary plus an amount equal to two times the greater of the executive's (i) most recent annual incentive award or (ii) average annual incentive award paid over the previous three years. The employment agreements also provide that the executive's benefits under the Corporation's Supplemental Executive Retirement Plan will be based on the executive's salary and annual incentive award and, further, that if the executive's employment terminates under the conditions noted above, the executive will be deemed fully vested under such plan. The agreements restrict under certain circumstances the executive's ability to compete with the Corporation and to use confidential information concerning the Corporation. In the event of a dispute over an executive's rights under the executive's agreement following a change in control of the Corporation, the Corporation will pay the executive's reasonable legal fees with respect to the dispute unless the executive's claims are found to be frivolous.

                       COMPENSATION OF DIRECTORS

         Directors who are not employees of the Corporation receive an annual retainer of $20,000 and all Directors receive $1,000 per Board meeting attended; however, beginning January 1, 1994, Directors who are employees will no longer receive fees for Board meetings attended. Directors who are not employees and who chair any of the standing Board Committees receive an additional annual fee of $3,000 and those who serve on any of the standing Board Committees receive $850 per Committee meeting attended. The Corporation also reimburses its Directors for travel, lodging and related expenses they may incur in attending Board and Committee meetings.

         The Corporation has an unfunded, nonqualified retirement plan for Directors who have not been employees of the Corporation.
    Under the plan, a Director retiring at age 65 or older after ten years of service as a Director is entitled to an annual benefit equal to such Director's annual retainer at the time of retirement. If a Director of such age retires after serving less than ten years, but more than five years, such Director will receive a pro-rated benefit based on years of service. If a Director serves on the Board less than five years or leaves before reaching age 65, no benefit is available.

         The Corporation provides certain health and life insurance benefits to Directors who are not employees of the Corporation. During 1993, the following Directors received the indicated benefits under the foregoing arrangements: Mr. Allyn ($4,785), Mr. Burkhardt ($2,887), Mr. Costle ($4,293), Mr. Edmund Davis ($3,649), Mr. Duffy ($4,423), Dr. Hill ($584), Mr. Panasci ($164),
    Dr. Peterson ($3,275), Mr. Riefler ($5,162) and Mr. Wick ($4,385).

         Mr. Burkhardt received a consulting fee of $48,000 during 1993.



                 SECURITIES HELD BY CERTAIN BENEFICIAL OWNERS

         The following table sets forth the shares of Common Stock of the Corporation that the Corporation believes are or may be owned as of December 31, 1993 by persons with more than five percent of the Corporation's Common Stock.

                                                                           Amount
                                                                           and
                                                                           Nature of
                                                                           Beneficial          Percent
   Title of Class            Name and Address of Beneficial Owner          Ownership           of Class
   Common Stock              Fidelity Management Trust Company             13,370,604(1)         9.39%
                             82 Devonshire Street
                             Boston, Massachusetts  02109

   Common Stock              FMR Corporation                                7,530,940            5.29%
                             82 Devonshire Street
                             Boston, Massachusetts  02109

    ___________
    (1) Fidelity Management Trust Company is Trustee of the Corporation's Employee Savings Fund Plans for Non-Represented Employees and Represented Employees. The Trustee will vote all shares of Common Stock held in the Trust established for the Plans in accordance with the directions received from the employees participating in the Plans. The Trustee will vote shares for which it receives no instructions in the same proportion as it votes shares for which it receives instructions.



    (2).      AUTHORIZATION OF ADDITIONAL SHARES OF COMMON STOCK

         The Board of Directors has approved, and recommends that the Corporation's shareholders adopt, the proposal to amend the Corporation's Certificate of Incorporation (the "Charter") to authorize an additional 35,000,000 shares of Common Stock. The Charter currently authorizes 150,000,000 shares of Common Stock, of which 142,596,892 shares were outstanding on March 15, 1994. The

    Corporation's external financing is projected for 1994 to consist of approximately $200 million from the sales of common stock.

         Authorization of the additional shares of capital stock will enable the Corporation to continue the permanent equity financing necessary to improve the Corporation's capital structure and sustain its current construction program and future growth. The Corporation expects to conduct one or more offerings of Common Stock during 1994 and will continue to issue shares of Common Stock under its dividend reinvestment plan and employee benefit plans.
    No further action by the Corporation's shareholders is required for issuance of the additional shares of Common Stock except to the extent required by the rules of the New York Stock Exchange or applicable law. The issuance of existing and additional authorized shares of Common must be approved by the State of New York Department of Public Service.

         The additional shares of Common Stock will have the same rights, preferences and restrictions as the shares of Common Stock currently authorized. Holders of Common Stock do not have preemptive rights with respect to the presently authorized but unissued shares of Common Stock and will not have preemptive rights with respect to the additional 35,000,000 shares of Common Stock proposed to be authorized. The Corporation cannot predict the prices at which the additional shares of Common Stock will be sold, and the issuance of any additional shares of Common Stock could result in dilution of the equity interests of existing shareholders.

         The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is necessary to approve the proposal. If the proposal is adopted, Parts A and C of Article IV of the Corporations' Certificate of Consolidation, as amended, will be further amended to read as follows:

         "IV.A. The total number of shares which the Corporation may have is 206,000,000, of which 3,400,000 are to have a par value of $100 each, 27,600,000 are to have a par value of $25 each and 185,000,000 are to have a par value of $1 each."

         "C. The shares of the Corporation are to be classified as follows:

                   3,400,000 shares are to be Preferred Stock with a par value of $100 each;
                   19,600,000 shares are to be Preferred Stock with a par value of $25 each;
                   8,000,000 shares are to be Preference Stock with a par value of $25 each; and 185,000,000 shares are to be Common Stock with a par value of $1 each."

         The Board of Directors recommends that you vote FOR the proposal to increase the number of authorized shares of Common Stock. Your proxy will be voted for or against the proposals as you specify thereon. If no preference is specified, your shares will be voted in favor of the proposal.


                             SHAREHOLDER PROPOSALS

    (3).      SHAREHOLDER PROPOSAL ON CARBON DIOXIDE EMISSIONS AND
              CLIMATE CHANGE

         The Benedictine Sisters, 3120 W. Ashby, San Antonio, Texas 78228, who own 705 shares of the Corporation's Common Stock, advised the Corporation that they intend to present the following proposal at the 1994 Annual Meeting of Shareholders:

         "RESOLVED: That shareholders request our Company to issue a report, prepared at reasonable cost and omitting proprietary information, on the potential for large capital costs to the company if standards on carbon dioxide emissions are imposed; the projected amount of such costs; and company plans to use alternative energy sources."

    Statement of Shareholders

         "Demonstrating leadership in reducing the impacts of climate change can give the Company stability in the future, especially as pollution control becomes stricter and power plants are targeted as major offenders. By taking appropriate measures, our Company can protect both its short- and long-term financial health and shareholder value. Shareholders seeking to minimize the costs of climate change - both to the company and to society at large - should vote FOR this resolution putting their concern on the record and asking for a response by our Company."


    Board of Directors' Response to the Shareholder Proposal

         The Corporation is extremely proud of its record as recognized environmental leader in the utility industry in addressing the global warming issue. The Corporation believes that, given the substantial value of materials the Corporation has already prepared with respect to environmental matters, such a report would be an unnecessary expense.

         The Corporation has already committed, as a part of the Department of Energy's Climate Challenge program, to limit its carbon dioxide (CO2) emissions voluntarily. As noted by Vice President Gore in an October 19, 1993 speech at the White House, Niagara Mohawk is one of only seven such public utilities in the country that have pledged to do so. This commitment has also been recognized on page 22 of the President's Climate Change Action Plan release in October 1993. On November 15, 1993, William E. Davis, Chairman and Chief Executive Officer of the Corporation testified before the House Energy Subcommittee on Energy and Power with respect to the Corporation's Greenhouse Warming Action Program, and reiterated the Corporation's commitment to limit its emissions of

    CO2 and other greenhouse gases at or below 1990 levels by the year 2000. To date, the Corporation has already significantly reduced its CO2 emissions from 1990 levels.

         The Corporation's other "alternative energy sources" programs are also discussed in detail in the Corporation's Greenhouse Warming Action Program booklet and the other materials prepared by the Corporation. The Corporation's Greenhouse Warming Action Program, and many of the Corporation's other environmental reports and studies are available upon request and set forth in the Corporation's comprehensive action plan in this area.

         The Proposal, requests, in part, that the report discuss "the potential for large capital costs to the company if standards on CO2 emissions are imposed; the projected amount of such costs." Unfortunately, the proposal does not discuss what emission standards it anticipates. It should be noted that the federal government is not currently considering standards for CO2 emissions. Any such report therefore, would be necessarily vague or uncertain. Further, standards may be imposed which do not contemplate capital costs (e.g., a "carbon tax") or which may have no capital cost consequences (e.g., a change of fuel mix which may result in compliance with the new standards without capital costs). The Corporation also believes that it would be difficult if not impossible to attribute CO2 emission reductions to any one set of expenditures. For example, demand side management programs, Clean Air Act compliance, and generator "mothballing" (all parts of the Corporation's program) all contribute to CO2 reductions, yet none could be accurately characterized as capital having costs associated with CO2 emission compliance.

         Finally, the Corporation intends to make voluntary filings with the Department of Energy each year that will disclose the actions it has taken to limit its CO2 emissions and the results of those actions during the previous year. The Corporation will make such report available on request to shareholders. Based on this, the Corporation believes the proposal has become substantially, if not entirely, redundant and unnecessary.

         Therefore, the Board of Directors recommends that you vote AGAINST the proposal to issue a report on carbon dioxide emissions and the Corporation's plans to use alternative energy sources.

                       CHANGE TO BY-LAWS

         At its meeting on June 22, 1993, the Board of Directors amended the provisions of Section 1 of Article II of the By-Laws of the Corporation to identify business which may properly come before the annual meeting, the text of which is attached as Annex A to this Proxy Statement. No shareholder approval was necessary for this amendment.


                        ADDITIONAL INFORMATION

         The Directors and officers of the Corporation and its subsidiaries are insured against obligations which may be incurred as a result of the Corporation's indemnification of its Directors and officers. The coverage also insures the Directors and officers against liabilities for which they may not be indemnified by the Corporation or its subsidiaries, except a dishonest act or breach of trust. The insurance was purchased from the National Union Fire Insurance Company, Associated Electric & Gas Insurance Services, Ltd., Aetna Casualty and Surety Company, Federal Insurance Company, CNA Insurance Company and ACE Insurance Company, Ltd. for the term from January 31, 1994 to January 30, 1995 for an aggregate premium of $2,176,141.


                         INDEPENDENT ACCOUNTANTS

         The Corporation has selected the independent accounting firm of Price Waterhouse to examine the financial statements of the Corporation and its subsidiaries for the year ended December 31, 1994. Representatives of Price Waterhouse will be present at the meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                  SHAREHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 1995 Annual Meeting must be received by the Corporation on or before November 20, 1994, to be considered for inclusion in the Corporation's Proxy Statement and Form of Proxy relating to that meeting.

                               OTHER BUSINESS

         The management does not know of any matters of business other than the foregoing to be presented at the Annual Meeting. However, if other matters are properly brought before the meeting or any adjournment thereof, the proxies will be voted accordingly to the best judgment of the persons authorized thereby.

                                   By Order of the Board of Directors,



                                   Harold J. Bogan
                                   Secretary









    Dated:  March 28, 1994

                DIRECTIONS TO THE ONONDAGA COUNTY CONVENTION CENTER




    From the NYS Thruway (I 90):
    Take Exit 36, Rt. 81 South to Syracuse.
    Harrison Street Exit #18, right on Harrison two blocks, turn left onto State Street, left into parking garage.



    From the North:
    Route 81 South to Harrison Street Exit #18.
    Right on Harrison two blocks, turn left onto State Street, left into parking garage.



    From the South:
    Route 81 North to Adams/Harrison Street Exit #18.
    Straight one block, left onto Harrison two blocks, turn left onto State Street, left into parking garage.



                      [MAP PRINTED BELOW]